CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard New York Tax-Free Funds of our report dated January 14, 2021, relating to the financial statements and financial highlights, which appears in Vanguard New York Long-Term Tax-Exempt Fund and Vanguard New York Municipal Money Market Fund’s Annual Report on Form N-CSR for the year ended November 30, 2020. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 25, 2021